UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 18, 2018

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Explanatory Note

On December 22, 2017, Global Partners LP (the “Partnership”) filed with the Securities and Exchange Commission a Current Report on Form 8-K under Items 5.02, 7.01 and 9.01 (the “Initial 8-K”).  This Form 8-K/A amends the Initial 8-K to disclose compensatory arrangements under Item 5.02.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 18, 2018, the Chief Executive Officer and the Chief Financial Officer of Global GP LLC (the “General Partner”), the general partner of the Partnership, approved the following compensatory arrangements for Mr. Matthew Spencer, in connection with his appointment to serve as the Chief Accounting Officer for the Partnership effective January 1, 2018: (i) an annualized base salary of $265,000; (ii) participation in the Partnership’s 2018 short-term annual cash incentive plan (described below); (iii) eligibility to participate in the Partnership’s Long-Term Equity-Based Incentive Plan (the “LTIP”); and (iv) eligibility to receive a cash bonus from time to time in an amount to be determined at the discretion of the Compensation Committee.  Mr. Spencer is also entitled to participate in the General Partner’s health insurance, 401(k) and other employee benefit plans in accordance with the terms of such plans and the General Partner’s policies and on the same general basis as other employees of the General Partner.

2018 Short-Term Annual Cash Incentive Plan. Mr. Spencer is entitled to participate in the 2018 annual short-term cash incentive plan. Any cash incentive amounts earned by Mr. Spencer for the 2018 fiscal year will be determined based upon the Partnership’s achievement of financial metrics (including any thresholds) previously established by the Compensation Committee. Mr. Spencer’s target cash incentive amount under the 2018 plan is $200,000, equal to 75.5% of his annualized base salary, and the annual maximum cash incentive amount that may be awarded to Mr. Spencer under the 2018 plan is 151% of his annualized base salary. Any amounts earned or awarded under the plan shall be paid within 2½ months of the end of the 2018 fiscal year.

On May 21, 2018, the General Partner entered into an Employment Agreement with Charles A. Rudinsky to serve as Senior Advisor to the Chief Financial Officer effective January 1, 2018 (the “Rudinsky Agreement”). Unless earlier terminated, the Rudinsky Agreement has a termination date of December 31, 2019. The Rudinsky Agreement provides for an annual base salary of $200,000. Mr. Rudinsky may be eligible to receive a discretionary cash bonus from time to time, such bonus (if any) to be paid no later than March 15 of the calendar year immediately following the calendar year in which such bonus is earned. Mr. Rudinsky is also entitled to participate in the General Partner’s benefit plans, subject to the same terms and conditions as other employees of the General Partner. In addition, Mr. Rudinsky is entitled to continue to participate in supplemental disability and supplemental life insurance benefits consistent with past practice. Mr. Rudinsky also will receive additional consideration of (i) partial medical, dental and/or vision care premiums for a period of twenty-four months following the termination of his employment, and (ii) the sale to Mr. Rudinsky for nominal consideration of the Partnership motor vehicle which he has been using, each of the foregoing constituting compensation for his agreement to the non-disclosure, non-competition and non-solicitation provisions contained in the Rudinsky Agreement which continue for one (1) year following Mr. Rudinsky’s termination of employment. Additionally, during the first calendar quarter of 2018, Mr. Rudinsky received a bonus payment of $300,000 in recognition of his past services as Chief Accounting Officer of the Partnership.

The foregoing description of the Rudinsky Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rudinsky Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

(d)	Exhibit

10.1*	Employment Agreement effective January 1, 2018, by and between Global GP LLC and Charles A. Rudinsky

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

		By:	Global GP LLC,
its general partner

Dated:	May 21, 2018		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary